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                                                                    EXHIBIT 10.6

                          PURCHASE AND SALE AGREEMENT


         THIS AGREEMENT, entered into as of October 6, 1993, between CHEVRON U.S.A. INC., a Pennsylvania corporation ("Seller"), and JOSEPH H. ROTH, JR. and/or assigns ("Buyer").

                              W I T N E S S E T H:

         WHEREAS Seller is the owner of the land known as Facility #1289728 located at 909 Caroline Street, Key West, Florida 33040 and further described in Exhibit A hereto (the "Property"); and

         WHEREAS Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller the Property;

         NOW, THEREFORE, Seller agrees to sell the Property to Buyer and Buyer agrees to purchase the Property from Seller, subject to the following terms and conditions:

         1. PURCHASE PRICE: The purchase price for the Property shall be $1,700,000 (the "Purchase Price"), which shall be paid by Buyer to Seller in cash at Closing. The Purchase Price shall be payable by Buyer to Seller as follows: (a) Down payment of $50,000 on execution of this contract by Buyer;
(b) an additional deposit of $120,000 to be paid within thirty (30) days following the Effective Date of the Agreement; and (c) Balance of the Purchase Price plus the aggregate amount of closing adjustments, if any, which Seller is entitled to receive from Buyer on closing of Title and delivery of deed, at Seller's option by cash, certified check, cashier's check, attorney's escrow check or wire transfer funds payable directly to Seller. This paragraph survives Closing.

         2. CLOSING: The closing of this purchase and sale ("Closing") shall occur at Seller's option by mail in escrow, by Buyer's attorney or other escrow agent satisfactory to Seller, at no cost to Seller, on or before ninety
(90) days following the Effective Date, or at such other time and place as Seller and Buyer may agree in writing; provided, however, that if the Closing does not occur on or before December 31, 1993, either Seller or Buyer, if not in default hereunder, may terminate this agreement by written notice to the other. All real estate and personal property taxes and all utility and other charges relating to the Property shall be prorated between Seller and Buyer as of the Closing Date. With regard to any special or general assessments on the Property which are payable in installments, Buyer shall be responsible for
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all installments which fall due subsequent to the date of Closing.  All other closing costs, recording costs and any other escrow fees, shall be paid by Buyer provided however, Seller shall pay all transfer taxes. Buyer and Seller hereby designate Buyer as the Reporting Person for purposes of Section 6045 of the Internal Revenue Code.

         3. TITLE: Title to and possession of the Property shall be conveyed to Buyer at Closing pursuant to a Warranty deed substantially in the form of Exhibit A attached (the "Deed"), subject to (a) the lien of current real property taxes and assessments, not delinquent, (b) matters set forth or excepted in the Deed, and (c) such other exceptions as may be approved by Buyer.

         4.      CONDITION OF PROPERTY:

                 (a) As used herein, "Covered Contamination" means hydrocarbon or other contamination resulting from spills, leaks, discharges or other releases of petroleum or petroleum products at the Property, as indicated in certain report(s) prepared by or for Seller in connection with Seller's environmental review of the Property pursuant to subsection [b] hereof (such report(s) to be given to the Buyer, as available in final form and for informational purposes only, and such contamination off the Property which is attributable to the contamination indicated in such report(s), but only to the extent such contamination, whether on or off the Property, violates applicable federal, state or local laws and regulations as in effect on the date of Closing, but only to the extent that such laws and regulations are then enforced by the applicable governmental authority.

                 (b) Seller shall undertake at Seller's expense an environmental review of the Property to determine the presence of Covered Contamination. Such review shall be substantially completed prior to the date of Closing. (Buyer may, at its expense and on prior written notice to Seller, make its own environmental review of the Property, and Seller shall grant Buyer, on terms and conditions satisfactory to Seller, reasonable access to the Property for such purpose prior to the date of Closing.) If Seller's review determines that Covered Contamination is present, Seller shall elect either (i) to correct or make arrangements for the correction of such Covered Contamination or (ii) to terminate this agreement by written notice to Buyer.

                 (c) Seller shall indemnify, defend and hold harmless Buyer from and against all claims, expenses (including reasonable attorneys' fees), loss and liability arising from (i) any
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claims by third parties (other than subsequent owners or occupiers of the
Property) to the extent based on Covered Contamination and (ii) any cleanup costs and related expenses incurred as a result of any cleanup of Covered Contamination, but only as may be ordered or effectuated subsequent to the date of Closing by federal, state or local governmental authorities. The duty or obligation of Seller under this subsection [c] is contingent upon (i) Buyer utilizing all reasonable efforts to resist any such third-party claim or governmental cleanup order, (ii) Seller having the right to participate in any such proceedings, and (iii) Buyer cooperating fully with Seller in order to minimize the amount of any award to such third party or the scope of any such cleanup order. Buyer does hereby expressly release Seller from any private cause of action which Buyer might otherwise have against Seller under Section 107 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. The indemnity set forth in this subsection [c] shall also be deemed to run to (i) any bank or financial institution to which Buyer may grant a security interest in the Property to secure a loan used by Buyer to pay all or part of the Purchase Price and (ii) subsequent owners and occupiers of the Property, but only to the extent Buyer remains responsible for such third party claims or such costs and expenses incurred as a result of such governmentally ordered or effectuated cleanup, provided, however, in which event, Buyer causes such subsequent owners and occupiers of the Property to agree to and assume in writing all of Buyer's covenants and obligations under this section 4.

                 (d) Except as expressly set forth in this section 4, Buyer accepts the Property "AS IS" and "WITH ALL FAULTS".

                 (e) Buyer shall indemnify, defend and hold harmless Seller, its parent, subsidiaries, affiliates, predecessors, successors and assigns, and its and their directors, officers, employees and agents from and against all claims, expenses (including reasonable attorneys' fees), loss and liability arising from any environmental contamination at the Property which occurs after the date of Closing.

                 (f) All undertakings, duties and obligations of Seller under section 4 hereof (except that with respect to claims by third parties under subsection [c] hereof) shall be deemed completed and Seller shall be relieved therefrom at such time as (i) a completion order or similar evidence of approval is issued indicating that corrective action undertaken by Seller hereunder with respect to Covered Contamination has been completed to the satisfaction of the applicable
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governmental authority or (ii) Seller otherwise determines the Property has been restored to a condition which satisfies applicable federal, state or local laws and regulations as in effect on the date of Closing with respect to Covered Contamination.

                 (g) If Seller elects under subsection [b] hereof to correct or make arrangements for the correction of Covered Contamination, Buyer shall grant to Seller at the time of Closing an easement for that purpose, which will be recorded along with the Deed, in the form attached hereto as Exhibit B (the "Easement") and, in which event, the sale contemplated herein shall be expressly subject to the Easement. All undertakings, duties and obligations of Seller under section 4 hereof shall be subject to continued access pursuant to the Easement.

                 (h) Should a material spill, leak, discharge or other release of petroleum or petroleum products, hydrocarbons or other contamination occur following the date of Closing at the Property while Seller is engaged in such corrective work, and such spill, leak, discharge or other release is unrelated to Seller's work and is not due to any negligence or other wrongful conduct by Seller in conducting such work, then (i) Seller shall have no further responsibility to Buyer with regard to Covered Contamination, (ii) any indemnity obligation of Seller with regard to Covered Contamination shall end, and (iii) Buyer thereafter shall release, indemnify and hold Seller and its parent, subsidiaries, affiliates, predecessors, successors and assigns, and its and their directors, officers, employees and agents harmless from and against all claims, expenses (including reasonable attorneys' fees), loss and liability arising from the Covered Contamination as well as from such subsequent spill, leak, discharge or other release. A spill, leak, discharge or other release shall be deemed material for purposes of this subsection [h] if it makes any corrective work which Seller would otherwise have been required to perform hereunder significantly more difficult or significantly extends the time required to complete such corrective work. Any cleanup work required with regard to any such subsequent spill, leak, discharge or other release, whether or not considered material hereunder, shall be the responsibility solely of Buyer. Buyer shall notify Seller of any known or suspected spill, leak, discharge or other release of petroleum or petroleum products, hydrocarbons or other contamination, whether or not considered material hereunder, occurring at the Property after the date of Closing.

                 (i) Buyer agrees that Seller, at its sole discretion, can elect from time to time to participate in either a state administered restoration program or a state reimbursement
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program or both, if and to the extent such program(s) exist in the State of
Florida and the Property or the work to be performed hereunder by Seller qualifies under such program(s), and Buyer shall have no recourse against Seller with regard to any such election. Buyer agrees that Seller's participation in or compliance with a state administered restoration program or state reimbursement program constitutes performance of Seller's obligations hereunder with respect to corrective action of Covered Contamination. Buyer shall, as requested by Seller and at no expense to Buyer, reasonably cooperate with Seller in satisfying requirements of the applicable governmental agency with respect to participation in or compliance with such state administered restoration program or state reimbursement program. Seller shall be entitled to retain all reimbursements received for work performed hereunder.

                 (j) Any failure of the Buyer to operate the Property in conformity with the obligations and requirements of federal, state or local laws and regulations, which if violated would adversely affect, impact upon, or otherwise prejudice the Seller's undertakings, duties and obligations or its rights and entitlements hereunder, may, at Seller's sole election and without in any way limiting other recourses and remedies to which Seller is entitled under applicable laws and regulations or otherwise, relieve Seller of all of its undertakings, duties and obligations set forth in this section 4. Seller shall have the right to request and obtain applicable records of the Buyer to determine Buyer's compliance with such federal, state and local laws and regulations. Seller shall not be liable or responsible for any penalties imposed by any applicable governmental authority due to Buyer's failure to conform with any federal, state and local laws and regulations. Buyer agrees to indemnify Seller for any expenses (including reasonable attorneys' fees) incurred arising from such penalty.

                 (k) The terms of this section 4 shall, to the extent applicable, survive closing.

         5. IMPROVEMENTS. Buyer acknowledges that all Improvements are to be purchased by Buyer "AS IS" and "WITH ALL FAULTS" AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, ON THE PART OF SELLER, OR ARISING BY OPERATION OF LAW INCLUDING, WITHOUT LIMITATION, ANY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE IMPROVEMENTS and the Buyer assumes itself and hereby releases Seller from any and all liability on account of the condition of the improvements.
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         6.      LAWS AND REGULATIONS.  Seller makes no representation or
warranty whatsoever as to operative or proposed governmental laws and regulation (including, but not limited to zoning, environmental and land use laws and regulations) to which the Property may be subject. Buyer acknowledges that it has entered into this agreement on the basis of its own review and investigation of the applicability and effect of such laws and regulations and Buyer assumes the risk that adverse matters may not have been revealed by its investigation.

         7. BUYER'S FINANCING. The Closing of the purchase and sale of the Property shall be conditioned on Buyer's ability to obtain financing for this transaction by the date of Closing in any amount and on terms satisfactory to Buyer.

         8. GENERAL. This agreement constitutes the entire agreement between Seller and Buyer with regard to the subject matter hereof. Time is of the essence hereof. In the event of any litigation between the parties hereto with regard to the subject matter hereof, the prevailing party shall be entitled to recover its costs and expenses of suit, including reasonable attorneys' fees, in connection therewith.

         9. COMMISSIONS. Seller agrees to pay upon closing to Oceanfront Resorts and United National - Southernmost as brokers, an amount equal to five percent (5%) of the purchase price to be divided equally among the two brokers. The Seller shall have no further obligations to any other person or entity in connection with the purchase and sale under this agreement relative to commissions or other brokerage or finder fees.

         10. OFFER. This offer shall not constitute a contract or otherwise be binding on Seller unless and until receipt by Buyer of a fully executed copy of this Purchase and Sale Agreement. In the event this offer is not accepted by Seller, Seller's sole obligation shall be to refund the down payment to Buyer, without interest.

         11. TAX DEFERRED EXCHANGE. In the event Seller so elects, Buyer agrees to accommodate Seller in effecting a tax-deferred exchange under Internal Revenue Code Section 1031 as amended. Seller shall have the right to elect this tax-deferred exchange at any time prior to the Closing date. If Seller elects to effect a tax-deferred exchange, Buyer agrees to execute additional escrow instructions, documents, agreements, or instruments to effect the exchange, provided that Buyer shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange.

         12.     NO RECORDING.  This agreement shall not be recorded.
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         13.     RADON.  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

         14. All notices, demands, requests or other communications under this Agreement shall be in writing and shall be deemed properly given if delivered by hand to the party to whose attention it is directed, or if sent by Certified Mail, Return Receipt Requested, postage prepaid and properly addressed. If by mail, such notices shall be deemed given as of the postmark date. Such notices may be delivered or mailed as follows:



         IF TO SELLER:

         CHEVRON U.S.A. INC.
         P.O. Box 1706
         Atlanta, Georgia
         Attention:  Audrey B. Chapline

         Roger M. Pomerance, P.A.
         Suite 201A, East Building
         1900 Corporate Boulevard NW
         Boca Raton, Florida 33431

         IF TO BUYER:
         JOSEPH M. ROTH, JR.
         c/o Southernmost Real Estate, Inc.
         A. Frederick Skomp, Broker
         328 Southard Street
         Key West, Florida 33040


or such other person or address which any party entitled to receive notice hereunder may designate in writing.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth.


                                              SELLER:
                                              CHEVRON U.S.A. INC.


                                              By: /s/  W. J. Young
                                                 -------------------------------
                                                       W.J. Young
                                                       Property Manager
                                                       Southern Region

                                              BUYER:
                                              JOSEPH M. ROTH, JR.



                                              By:  /s/ Joseph M. Roth, Jr.
                                                 -------------------------------

                    ADDENDUM TO PURCHASE AND SALE AGREEMENT

         This document constitutes an Addendum to that certain Purchase and Sale Agreement ("the Contract" by and between CHEVRON U.S.A., INC., as the Seller and JOSEPH M. ROTH, JR., as Buyer.

         The Seller and Buyer do further agree as follows:

1. CONDITION OF PROPERTY. Seller agrees to provide to Buyer all current environmental assessments of the property and all environmental data during the Inspection Period.

2. UNDERGROUND STORAGE TANKS. Seller represents that all underground storage tanks have been removed from the property.

3. INSPECTION PERIOD. The Buyer shall have an inspection period beginning at the Effective Date of the Agreement and ending thirty days thereafter. If Buyer, in his sole discretion, determines that the property is not suitable for his use, Buyer shall be refunded his earnest money and the Agreement shall be null and void.

4.       CONTINGENCIES.  This Agreement is contingent upon:

         A. Buyer successfully negotiating a lease with the State of Florida for the use of the Bay Bottom under and around the pier.

         B. Buyer successfully obtaining approval from the regulatory agencies to repair the pier.

5. ESCROW AGENT. Attorneys' Title Insurance Fund, Inc. ("Escrow Agent") shall serve as the escrow agent for the transaction contemplated by this Purchase and Sale Agreement. Accordingly, all deposits, funds and documents required by the Purchase and Sale Agreement shall be deposited with Escrow Agent. Escrow Agent, Seller and Buyer shall execute an Escrow Agreement concurrently herewith setting forth the terms and conditions of escrow.

6. Seller will provide a title insurance commitment and owner's policy, at Seller's expense.

                                  EXHIBIT "A"

The legal description of the property and a sample deed will be provided to the Buyer prior to closing.
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                 SECOND ADDENDUM TO PURCHASE AND SALE AGREEMENT

         This document constitutes a SECOND ADDENDUM TO PURCHASE AND SALE AGREEMENT, entered into this ___ day of November 1993, between CHEVRON USA, INC., a Pennsylvania Corporation as the Seller, and JOSEPH H. ROTH, JR. and/or his assigns as the Buyer of the property located at 909 Caroline Street, Key West, Florida 33040 and also known as facility #1289728.

         FOR VALUE RECEIVED AND ACKNOWLEDGED the Seller and Buyer do further agree as follows:

         1. CLOSING. The closing of this purchase and sale shall occur on or before December 28, 1993. This paragraph acts as an amendment to Paragraph 2 of the Purchase and Sale Agreement.

         2. INSPECTION PERIOD. The inspection period referred to in Paragraph 3 of the Addendum To Purchase And Sale Agreement shall be extended to 5:00 p.m. on November 29, 1993.

         3. CONTINGENCIES. The contingencies as contained in Paragraph 4 of the Addendum to Purchase and Sale Agreement remain in full force and effect and are further clarified as follows:

                 A. The Purchase And Sale Agreement is contingent upon the Buyer successfully negotiation a lease on or before December 31, 1993 with the state of Florida for the use of the bay bottom under and around the pier located adjacent to the property which is subject to the Purchase and Sale Agreement.

                 B. The Purchase and Sale Agreement is also contingent upon the Buyer successfully obtaining approval according to specifications satisfactory to Buyer from any and all existing regulatory agencies to repair the pier, on or before December 31, 1993.

         4. Upon entering into this SECOND ADDENDUM TO PURCHASE AND SALE AGREEMENT Buyer will immediately cause One Hundred Seventy Thousand and No/100 ($170,000.00) Dollars as referenced in the Purchase and Sale Agreement to be paid over to Attorney's Title Insurance Fund, Inc., as Escrow Agent.
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         IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date set above.



SELLER:
CHEVRON USA, INC.


BY:
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BUYER:
JOSEPH M. ROTH, JR.


BY:
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